Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Motorola Mobility Holdings, Inc.:

We consent to the use of our report dated July 1, 2010, with respect to the combined balance sheets of Motorola Mobility Holdings, Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008, and the related combined statements of operations, business equity and cash flows for each of the years in the three-year period ended December 31, 2009, incorporated by reference herein, which appears in Amendment No. 4 filed on November 30, 2010, of the Company’s Registration Statement on Form 10.

/s/ KPMG LLP

Chicago, Illinois

December 27, 2010